As filed with the Securities and Exchange Commission on December 9, 2014
                                                                                                                                          Registration No.

SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549

FORM S-8

REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

RCM TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Nevada	95-1480559
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2500 McClellan Avenue, Suite 350
Pennsauken, NJ 08109-4613
(856) 356-4500
 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

RCM Technologies, Inc. 2014 Omnibus Equity Compensation Plan
(Full Title of the Plan)

KEVIN D. MILLER
Chief Financial Officer
RCM Technologies, Inc.
2500 McClellan Avenue, Suite 350
Pennsauken, NJ
(856) 356-4500
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications to:

JUSTIN W. CHAIRMAN, ESQ.
Morgan, Lewis & Bockius LLP
1701 Market Street
Philadelphia, PA 19103
(215) 963-5000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated filer [ ]	Non-accelerated filer [ ] (Do not check if a smaller reporting company)	Smaller reporting company [X]

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(2)
Common Stock, $0.05 par value	625,000 shares	$7.99(2)	$4,933,750(2)	$580.27

(1)      Pursuant to Rule 416 under the Securities Act, such number of shares of common stock registered hereby shall include an indeterminable number of shares of common stock that may be issued in connection with a stock split, stock dividend, recapitalization or similar event.
(2)      Fee calculated in accordance with Rule 457(c) of the Securities Act of 1933, as amended.  Estimated solely for the purpose of calculating the registration fee based on the average of the high and low prices per share of the registrant’s common stock on December 4, 2014, as reported on the NASDAQ Capital Market.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in this Part I of Form S-8 will be sent or given to participants in the RCM Technologies, Inc. 2014 Omnibus Equity Compensation Plan, or the “Plan,” covered by this Registration Statement as specified by Rule 428(b)(1) promulgated under the Securities Act of 1933, as amended (the “Securities Act”).  Such documents need not be filed with the Securities and Exchange Commission, or the “Commission,” either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act.  These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.          Incorporation of Documents by Reference.

The following documents filed by RCM Technologies, Inc., or the registrant, with the Commission are incorporated by reference into this Registration Statement:

•	The registrant’s Annual Report on Form 10-K for the year ended December 28, 2013, as amended by Amendment No. 1 thereto;

•	The registrant’s Quarterly Reports on Form 10-Q for the quarters ended March 29, 2014, June 28, 2014 and September 27, 2014;

•	The registrant’s Current Reports on Form 8-K filed with the Commission on January 23, 2014 and December 5, 2014; and

•
The description of the registrant’s common stock, par value $0.05 per share, contained in the registrant’s Registration Statement on Form 10 filed with the Commission on March 1, 1982, to register such securities under the Securities Exchange Act of 1934, as amended, including any amendments filed for the purpose of updating such information.

All reports and other documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference to this Registration Statement and to be a part hereof from the date of the filing of such reports and documents.  Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

EXPERTS

The consolidated balance sheets of RCM Technologies, Inc. and Subsidiaries as of December 28, 2013 and December 29, 2012, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for each of the years in the two-year period ended December 28, 2013, and financial statement schedule for each of the years in the two-year period ended December 28, 2013, have been audited by EisnerAmper LLP, independent registered public accounting firm, as stated in their report which is incorporated by reference.  Such financial statements and financial statement schedule have been incorporated by reference in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

Item 4.          Description of Securities.

        Not Applicable.

Item 5.          Interests of Named Experts and Counsel.

        Not Applicable.

Item 6.          Indemnification of Directors and Officers.

Subsection 1 of Section 78.7502 of the Nevada Revised Statutes (“NRS”) empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprises (an “Indemnified Party”), against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the Indemnified Party in connection with such action, suit or proceeding if the Indemnified Party acted in good faith and in a manner the Indemnified Party reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceedings, had no reasonable cause to believe the Indemnified Party’s conduct was unlawful.  A corporation is not empowered to indemnify an Indemnified Party against claims resulting from the act or failure to act of the Indemnified Party if the Indemnified Party’s act or failure to act constituted a breach of the Indemnified Party’s fiduciary duties as a director or officer and involved intentional misconduct, fraud or a knowing violation of law.

Subsection 2 of Section 78.7502 of the NRS empowers a corporation to indemnify any Indemnified Party who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in the capacity of an Indemnified Party against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by the Indemnified Party in connection with the defense or settlement of such action or suit if the Indemnified Party acted under standards similar to those set forth above, except that no indemnification may be made in respect of any claim, issue or matter as to which the Indemnified Party shall have been finally adjudged to be liable to the corporation or for amounts paid in settlement to the corporation unless and only to the extent that the court in which such action or suit was brought, or other court of competent jurisdiction, determines upon application that in view of all the circumstances, the Indemnified Party is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Section 78.7502 of the NRS further provides that to the extent an Indemnified Party has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in Subsection 1 or 2 of Section 78.7502 of the NRS (as described above) or in the defense of any claim, issue or matter therein, the corporation shall indemnify the Indemnified Party against expenses (including attorneys’ fees) actually and reasonably incurred by the Indemnified Party in connection therewith.

Subsection 1 of Section 78.751 of the NRS provides that any discretionary indemnification under Section 78.7502 of the NRS, unless ordered by a court or advanced pursuant to Subsection 2 of Section 78.751, may be made by a corporation only as authorized in the specific case upon a determination that indemnification of the Indemnified Person is proper in the circumstances.  Such determination must be made (a) by the stockholders, (b) by the board of directors of the corporation by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding, (c) if a majority vote of a quorum of such disinterested directors so orders, by independent legal counsel in a written opinion, or (d) by independent legal counsel in a written opinion if a quorum of such disinterested directors cannot be obtained.

Subsection 2 of Section 78.751 of the NRS provides that a corporation’s articles of incorporation or bylaws or an agreement made by the corporation may require the corporation to pay as incurred and in advance of the final disposition of a criminal or civil action, suit or proceeding, the expenses of officers and directors in defending such action, suit or proceeding upon receipt by the corporation of an undertaking by or on behalf of the officer or director to repay the amount if it is ultimately determined by a court that he is not entitled to be indemnified by the corporation. Said Subsection 2 further provides that the provisions of that Subsection 2 do not affect any rights to advancement of expenses to which corporate personnel other than officers and directors may be entitled under contract or otherwise by law.

Subsection 3 of Section 78.751 of the NRS provides that indemnification and advancement of expenses authorized in or ordered by a court pursuant to said Section 78.751 does not exclude any other rights to which the Indemnified Party may be entitled under the articles of incorporation or any by-law, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or in another capacity while holding his office. However, indemnification, unless ordered by a court pursuant to Section 78.7502 or for the advancement of expenses under Subsection 2 of Section 78.751 of the NRS, may not be made to or on behalf of any director or officer of the corporation if a final adjudication establishes that his or her acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action. Additionally, the scope of such indemnification and advancement of expenses shall continue as to an Indemnified party who has ceased to hold one of the positions specified above, and shall inure to the benefit of his or her heirs, executors and administrators.

The Registrant’s Articles of Incorporation provide that the Company shall, to the full extent permitted by the NRS, indemnify all persons whom it has the power to indemnify pursuant thereto, including officers and directors of Registrant.  The Company’s Bylaws provide that provide that the Company shall, to the fullest extent permitted under the NRS, indemnify any and all persons whom it has the power to indemnify under said law from any and all expenses, liabilities or other matters referred to in such law.

Section 78.752 of the NRS empowers a corporation to purchase and maintain insurance or make other financial arrangements on behalf of an Indemnified Party for any liability asserted against such person and liabilities and expenses incurred by such person in his or her capacity as an Indemnified Party or arising out of such person’s status as an Indemnified Party whether or not the corporation has the authority to indemnify such person against such liability and expenses.

The Registrant’s Articles of Incorporation authorize the Registrant to maintain insurance to cover such liabilities. The Registrant has purchased Directors’ and Officer’s Liability Insurance to protect directors and officers of the Registrant from any liability asserted against them for acts taken or omissions occurring in their capacities as such.  The Registrant is not required to maintain such insurance and there can be no assurance that the Registrant will continue to maintain such insurance or coverage in such amounts.

Item 7.          Exemption from Registration Claimed.

        Not Applicable.

Item 8.          Exhibits.

        The exhibits filed as part of this registration statement are as follows:

Exhibit
Number                                Description

4.1
RCM Technologies, Inc. 2014 Omnibus Equity Compensation Plan (filed as Exhibit A to the Company’s Definitive Proxy Statement for the 2014 Annual Meeting filed with the Securities and Exchange Commission on October 31, 2014 and incorporated herein by reference).

5.1	Opinion of Morgan, Lewis & Bockius LLP regarding legality of securities being registered.

23.1	Consent of Morgan, Lewis & Bockius LLP (included in its opinion filed as Exhibit 5.1 hereto).

23.2	Consent of EisnerAmper LLP.

24.1	Powers of Attorney (included as part of the signature page hereof).

Item 9.          Undertakings.

(a)           The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)           To include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii)           To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that Paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Pennsauken, State of New Jersey, on December 9, 2014.

RCM TECHNOLOGIES, INC.

By:           /s/ Rocco Campanelli
Rocco Campanelli
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Each person whose signature appears below hereby appoints Rocco Campanelli and Kevin Miller, and each of them acting individually, as his true and lawful attorneys-in-fact, with full power of substitution and resubstitution, with the authority to execute in the name of each such person, and to file with the Commission, together with any exhibits thereto and other documents therewith, any and all amendments (including post-effective amendments) to this registration statement, and any registration statements filed pursuant to General Instruction E to Form S-8 in respect of this registration statement and any and all amendments thereto (including post-effective amendments and all other related documents) necessary or advisable to enable the registrant to comply with the Securities Act, and any rules, regulations and requirements of the Commission in respect thereof, which amendments or registration statements may make such other changes in the registration statement as the aforesaid attorney-in-fact executing the same deems appropriate.

Signature	Title	Date

/s/ Rocco Campanelli	President and Chief Executive Officer	December 9, 2014
Rocco Campanelli	(Principal Executive Officer)

/s/ Kevin D. Miller	Chief Financial Officer, Treasurer and	December 9, 2014
Kevin D. Miller	Secretary (Principal Financial and
Accounting Officer)

/s/ Leon Kopyt	Director	December 9, 2014
Leon Kopyt

/s/ Roger H. Ballou	Director	December 9, 2014
Roger H. Ballou

/s/ Maier O. Fein	Director	December 9, 2014
Maier O. Fein

/s/ Richard D. Machon	Director	December 9, 2014
Richard D. Machon

/s/ S. Gary Snodgrass	Director	December 9, 2014
S. Gary Snodgrass

/s/ Bradley S. Vizi	Director	December 9, 2014
Bradley S. Vizi

Exhibit 5.1

Morgan, Lewis & Bockius LLP
Counselors at Law

1701 Market Street
Philadelphia, PA 19103-2921
215-963-5000
Fax: 215-963-5001

December 9, 2014

RCM Technologies, Inc.
2500 McClellan Avenue, Suite 350
Pennsauken, NJ 08109-4613

RE:	RCM Technologies, Inc.
Registration Statement on Form S-8 Relating to the 2014 Omnibus Equity Compensation Plan

Ladies and Gentlemen:

We have acted as counsel to RCM Technologies, Inc., a Nevada corporation (the “Company”), in connection with the preparation of a registration statement on Form S-8 (the “Registration Statement”) for filing with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Act”), for the registration by the Company of 625,000 shares (the “Shares”) of the Company’s common stock, par value $0.05 per share (the “Common Stock”), which may be issued under the Company’s 2014 Omnibus Equity Compensation Plan, as amended to date (the “Plan”).  We have examined the Plan, the Articles of Incorporation of the Company, as amended to date, the Amended and Restated Bylaws of the Company, as amended to date, and such certificates, records, statutes and other documents as we have deemed relevant in rendering this opinion.  As to matters of fact, we have relied on representations of officers of the Company.  In our examination, we have assumed the genuineness of documents submitted to us as originals and the genuineness of, and conformity with, the original of all documents submitted to us as copies thereof.

Based upon the foregoing, we are of the opinion that the Shares, when issued by the Company in accordance with the terms and conditions of the Plan, will be validly issued, fully paid and non-assessable.

The opinion set forth above is limited to the laws of the State of Nevada.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement.  In giving such opinion, we do not thereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP

Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
RCM Technologies, Inc.:

We consent to the incorporation by reference in the Registration Statement of RCM Technologies, Inc. and Subsidiaries on Form S-8 to be filed on or about December 9, 2014 of our report dated February 27, 2014, on our audits of the consolidated financial statements and financial statement schedule as of December 28, 2013 and December 29, 2012 and for each of the years in the two-year period ended December 28, 2013, which report was included in the Annual Report on Form 10-K filed February 27, 2014. We also consent to the reference to our firm under the caption “Experts” in such Registration Statement.

/s/ EisnerAmper LLP

Iselin, NJ
December 9, 2014